Exhibit 99.1
CINEMARK HOLDINGS, INC. REPORTS Q3 2010
ADJUSTED EBITDA OF $125.1 MILLION ON REVENUES OF $560.2 MILLION
- Raises Quarterly Cash Dividend to $0.21 Per Share -
Plano, TX, November 5, 2010 — Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and nine months ended September 30, 2010. Separately, Cinemark Holdings, Inc.’s Board of Directors approved a new dividend policy, under which the Company has increased its annual dividend 16.7% to $0.84 per share of common stock, or $0.21 per share quarterly.
Cinemark Holdings, Inc.’s revenues for the three months ended September 30, 2010 increased 12.8% to $560.2 million from $496.8 million for the three months ended September 30, 2009. For the three months ended September 30, 2010, admissions revenues increased 13.8% to $367.6 million and concession revenues increased 11.2% to $170.2 million. The increases were primarily related to an 8.8% increase in attendance, a 4.7% increase in average ticket price and a 2.4% increase in concession revenues per patron.
Adjusted EBITDA for the three months ended September 30, 2010 increased 19.4% to $125.1 million from $104.8 million for the three months ended September 30, 2009. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the three months ended September 30, 2010 increased 58.6% to $33.3 million compared to $21.0 million for the three months ended September 30, 2009.
“The 2010 third quarter marked the eighth consecutive reporting period in which Cinemark’s domestic box office performance exceeded the industry,” stated Cinemark Holdings, Inc.’s Chief Executive Officer Alan Stock. “In addition, our international circuit continues to deliver impressive revenue, attendance and Adjusted EBITDA growth.”
Cinemark Holdings, Inc.’s revenues for the nine months ended September 30, 2010 increased 12.2% to $1,616.2 million from $1,440.1 million for the nine months ended September 30, 2009. During the nine months ended September 30, 2010, admissions revenues increased 12.9% to $1,063.7 million and concession revenues increased 10.5% to $488.5 million. The increases were primarily related to a 5.0% increase in attendance, a 7.6% increase in average ticket price and a 5.2% increase in concession revenues per patron.
Adjusted EBITDA for the nine months ended September 30, 2010 increased 15.0% to $372.0 million from $323.6 million for the nine months ended September 30, 2009. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the nine months ended September 30, 2010 increased 89.0% to $108.1 million compared to $57.2 million for the nine months ended September 30, 2009. Net income for the nine months ended September 30, 2009 included a loss on early retirement of debt of approximately $27.9 million, before income taxes.
On September 30, 2010, the Company’s aggregate screen count was 4,938. As of September 30, 2010, the Company had signed commitments to open seven new theatres with 62 screens by the end of 2010 and open 17 new theatres and 170 screens subsequent to 2010.
Conference Call/Webcast — Today at 8:30 AM ET
Telephone: via 800/374-1346 or 706/679-3149 (for international callers).
Live Webcast/Replay: available live at www.cinemark.com in the Investor Relations section and archived for a limited time immediately following the call.
Call Replay: until November 8, 2010 via 800/642-1687 or 706/645-9291, passcode: 21039979.

About Cinemark Holdings, Inc.
Cinemark is a leading domestic and international motion picture exhibitor, operating 428 theatres with 4,938 screens in 39 U.S. states, one Canadian province, Brazil, Mexico and 11 other Latin American countries as of September 30, 2010. For more information go to www.cinemark.com.
Contacts:
Robert Copple — 972/665-1500
Robert Rinderman — Jaffoni & Collins — 212/835-8500 or CNK@jcir.com
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 10, 2010 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands, except per share amounts)

	Three months ended
	September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Statement of income data:
Revenues
Admissions	$367,662	$322,915	$1,063,737	$941,886
Concession	170,130	152,938	488,464	441,895
Other	22,443	20,972	64,034	56,352

Total revenues	560,235	496,825	1,616,235	1,440,133

Cost of operations
Film rentals and advertising	200,495	175,993	582,864	513,945
Concession supplies	26,565	23,485	73,465	67,229
Facility lease expense	66,587	61,545	191,292	176,478
Other theatre operating expenses	121,133	114,016	342,794	313,332
General and administrative expenses	28,113	23,517	78,589	68,980
Depreciation and amortization	34,984	38,508	103,990	112,845
Impairment of long-lived assets	1,022	3,146	6,057	8,115
Loss on sale of assets and other	7,548	944	11,906	2,402

Total cost of operations	486,447	441,154	1,390,957	1,263,326

Operating income	73,788	55,671	225,278	176,807

Interest expense (1)	(28,938)	(25,893)	(83,553)	(77,006)
Distributions from NCM	4,263	4,162	15,541	15,768
Loss on early retirement of debt	—	(1,083)	—	(27,878)
Other income	647	1,384	5	3,671

Income before income taxes	49,760	34,241	157,271	91,362
Income taxes	15,877	12,186	45,918	31,149

Net income	$33,883	$22,055	$111,353	$60,213
Less: Net income attributable to noncontrolling interests	551	1,044	3,246	2,967

Net income attributable to Cinemark Holdings, Inc.	$33,332	$21,011	$108,107	$57,246

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.29	$0.19	$0.96	$0.52

Diluted	$0.29	$0.19	$0.96	$0.52

Weighted average diluted shares outstanding	112,516	110,372	111,764	110,075

Other financial data:
Adjusted EBITDA (2)	$125,077	$104,839	$371,974	$323,619

(1)	Includes amortization of debt issue costs and excludes capitalized interest.
(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income is provided in the financial schedules accompanying this press release.

	As of	As of
	September 30,	December 31,
	2010	2009
Balance sheet data:
Cash and cash equivalents	$430,467	$437,936
Theatre properties and equipment, net	$1,189,191	$1,219,588
Total assets	$3,312,311	$3,276,448
Long-term debt, including current portion	$1,535,129	$1,543,705
Equity	$995,392	$914,628

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Other operating data:
Attendance (patrons):
Domestic	42,198	40,984	123,429	122,174
International	23,558	19,411	61,018	53,464

Worldwide	65,756	60,395	184,447	175,638

Average ticket price (in dollars):
Domestic	$6.22	$6.02	$6.41	$6.13
International	$4.47	$3.92	$4.47	$3.62
Worldwide	$5.60	$5.35	$5.77	$5.36
Concession revenues per patron (in dollars):
Domestic	$2.96	$2.92	$3.02	$2.92
International	$1.92	$1.71	$1.89	$1.59
Worldwide	$2.59	$2.53	$2.65	$2.52
Average screen count (month end average):
Domestic	3,845	3,842	3,833	3,805
International	1,077	1,059	1,072	1,044

Worldwide	4,922	4,901	4,905	4,849

Segment Information
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
U.S.	$400,277	$378,046	$1,199,856	$1,139,065
International	161,492	119,866	420,404	304,024
Eliminations	(1,534)	(1,087)	(4,025)	(2,956)

Total revenues	$560,235	$496,825	$1,616,235	$1,440,133

Adjusted EBITDA (1)
U.S.	$87,778	$77,907	$273,731	$260,202
International	37,299	26,932	98,243	63,417

Total Adjusted EBITDA	$125,077	$104,839	$371,974	$323,619

Capital expenditures
U.S.	$11,564	$15,429	$47,571	$58,851
International	19,733	9,256	40,685	26,752

Total capital expenditures	$31,297	$24,685	$88,256	$85,603

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income	$33,883	$22,055	$111,353	$60,213
Income taxes	15,877	12,186	45,918	31,149
Interest expense	28,938	25,893	83,553	77,006
Loss on early retirement of debt	—	1,083	—	27,878
Other income	(647)	(1,384)	(5)	(3,671)
Depreciation and amortization	34,984	38,508	103,990	112,845
Impairment of long-lived assets	1,022	3,146	6,057	8,115
Loss on sale of assets and other	7,548	944	11,906	2,402
Deferred lease expenses — theatres (2)	847	1,067	2,398	3,189
Deferred lease expenses — DCIP equipment (3)	232	—	378	—
Amortization of long-term prepaid rents (2)	468	323	1,247	1,074
Share based awards compensation expense (4)	1,925	1,018	5,179	3,419

Adjusted EBITDA (1)	$125,077	$104,839	$371,974	$323,619

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, loss on early retirement of debt, other income, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.
(2)	Non-cash expense included in facility lease expense.
(3)	Non-cash expense included in other theatre operating expenses.
(4)	Non-cash expense included in general and administrative expenses.

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